UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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DISCOVER FINANCIAL SERVICES
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DISCOVER FINANCIAL SERVICES
Supplement to the Notice of 2024 Annual Meeting of Shareholders to be held on May 9, 2024 and accompanying Proxy Statement
This proxy statement supplement (this “Supplement”) updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 15, 2024 regarding the 2024 Annual Meeting of Shareholders of Discover Financial Services (the “Annual Meeting”) to be held on May 9, 2024 at 9:00 a.m. (CDT) in a virtual-only format, via the Internet at www.meetnow.global/MH7YUMP. Except as updated by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement. This Supplement; our Proxy Statement; and our Annual Report, which includes our Form 10-K for the year ended December 31, 2023, are available at https://investorrelations.discover.com/investor-relations/financials/annual-reports/default.aspx. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby.
If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “Questions and answers about the annual meeting and voting—Can I revoke my proxy and change my vote?” for instructions on how to do so.
Withdrawal of nominee for election as a director
As noted in the Current Report on Form 8-K filed by the Company on March 27, 2024, the Board accepted Michael G. Rhodes’s resignation, effective April 1, 2024, as the Company’s CEO and President, the President of Discover Bank, and as a director on the Company’s Board and Discover Bank’s Board of Directors. Mr. Rhodes, who was not expected to have a long-term role at the combined company after completion of the Company’s merger with Capital One Financial Corporation, informed the Board that he had accepted a job offer at another financial institution. Due to his resignation, Mr. Rhodes’s name has been withdrawn from nomination for election to the Board at the Annual Meeting. The Board has determined that it will not nominate a replacement director for election at the Annual Meeting. Any votes cast with respect to the election of Mr. Rhodes will be disregarded and not counted for any purpose.
Board determination to set the number of directors
Pursuant to the Company’s Bylaws, the Board has reduced the number of directors that shall constitute the whole Board to 13, effective April 1, 2024. Further, the Board has also determined to reduce the number of directors that shall constitute the whole Board to 10 as of the Annual Meeting.

Nominee tenure, age, and diversity
In light of Mr. Rhodes’s resignation from the Board and the subsequent withdrawal of his name as a nominee for election to the Board, as well as the Board’s decision not to replace Mr. Rhodes with a new nominee, the information regarding nominee tenure, age, and diversity of the director nominees at the Annual Meeting contained in the Proxy Statement is updated as follows:

Director nominee tenure	Director nominee age

Director nominee overall diversity	Director nominee gender diversity

Director nominee racial/ethnic diversity

J. Michael Shepherd
The Board appointed J. Michael Shepherd as Interim CEO and President of the Company and as Interim President of Discover Bank, effective April 1, 2024. Accordingly, this Supplement also amends and restates the biography of Mr. Shepherd in its entirety, as shown on page 32 of the Proxy Statement, as follows:

Other Public Company Board Service •Current: None •During Past Five Years: CoreLogic (2019-2021); First Hawaiian, Inc. (2007-2019) Standing Discover Committees •None
Career Highlights
•Interim CEO and President of Discover and Interim President of Discover Bank beginning April 1, 2024
•Former chairman and CEO of BancWest Corporation and its subsidiary, Bank of the West, the US retail arm of BNP Paribas Group (prior to Bank of the West’s acquisition by BMO Financial Group in February 2023)
•Held positions of increasing responsibility after joining Bank of the West in 2004, including general counsel, president, and chairman & CEO
•Served as the chairman of BNP Paribas USA, Inc. from 2016 to 2019 and as a director from 2016 to February 2023
•Before joining Bank of the West, served as general counsel of The Bank of New York Company, Inc. and of Shawmut National Corporation
•Previously served as Senior Deputy Comptroller of the Currency, Associate Counsel to the President of the United States, and Deputy Assistant Attorney General
•Serves on the board of directors of Pacific Mutual Holdings Inc.
Relevant Skills and Experience
•Over two decades of experience in various financial services institutions
•Significant risk management and consumer banking experience
•Proficient in compliance and regulatory matters from industry experience and government service

Director independence
As indicated above, Mr. Shepherd was named as the Company’s Interim CEO and President and Discover Bank’s Interim President, effective April 1, 2024. Under the NYSE Rules, he is not considered independent during such employment.
Committees of the board
In consideration of Mr. Shepherd’s new interim roles and the fact that he is not currently considered independent under the NYSE Rules, Mr. Shepherd has resigned as a member of the Board’s Risk Oversight Committee during his term as the Company’s Interim CEO and President.
For more information about our Annual Meeting, please see the Proxy Statement.
April 2, 2024